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                                                                    EXHIBIT 99.1

                            [FIRST UNION LETTERHEAD]

                                   May 6, 2003

William A. Ackman, Authorized Signatory
Gotham Partners L.P.
110 East 42nd Street
New York, New York  10017

Dear Bill:

      I am writing at the direction of First Union's Board of Trustees in response to your April 28, 2003 letter to the Special Committee.

      I would like to address first your assertions about inaccuracies in my letter to you of April 1, 2003 and in First Union's Form 10-K for the year ended December 31, 2002.

      Section 7.09 of the Merger Agreement does, in fact, specifically provide that, except under limited circumstances, "all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses . . . ." Section
7.09 goes on to set out the limited circumstances, arising out of Gotham's or First Union's termination of the Merger Agreement for specified reasons, under which First Union is required to reimburse Gotham and its affiliates and GGP and its affiliates for their reasonable and documented out-of-pocket expenses. None of those reasons - (i) the failure of First Union to have obtained shareholder approval of the Merger Agreement, (ii) the material breach by First Union of any representation, warranty, covenant or agreement in the Merger Agreement that would have the specified effects (other than with respect to the failure to obtain approvals or consents in connection with the Park Plaza Mall), (iii) the withdrawal or amendment by the First Union Board of Trustees of its approval or recommendation of the Merger and the Merger Agreement, or (iv) First Union entering into a definitive agreement providing for an "Acquisition Transaction" which is a "Superior Proposal" - has occurred. In the absence of any of the specified exceptions to the general rule, the general rule prevails and each party is required to pay its own expenses.

      I did not assert in my April 1 letter that the failure to obtain the consent of Wachovia would provide either party with a right to terminate the Merger Agreement. Rather, I stated that, if your belief that Wachovia is unlikely to continue to consent to the Merger is well-founded, both Gotham and First Union could be spared considerable expense, time and aggravation by mutually agreeing to terminate the Merger Agreement now, with each of us paying our own expenses, as provided in the Merger Agreement. I continue to believe that discussions toward a mutual termination of the Merger Agreement on that basis could be a productive approach to resolving our current impasse.

      As to our statement in the Form 10-K, it was and continues to be an accurate summary of First Union's contractual obligations under Section 7.04 of the Merger Agreement. Under the

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William A. Ackman
May 6, 2003
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Merger Agreement, and in exercising its fiduciary duties to the common shareholders as a whole, the First Union Board has no obligation to negotiate an alternative acquisition proposal, particularly an acquisition proposal that clearly does not provide superior benefits to the common shareholders as a whole when compared with the transactions contemplated by the Merger Agreement. The fact that you claim to have waived certain of Gotham's rights under the Merger Agreement with respect to the Arbor proposal, and have offered to permit First Union to negotiate with Corporex in exchange for the advance payment by First Union of half of Gotham's expenses, does not change either First Union's obligations under the Merger Agreement or the fiduciary duty of the Board of Trustees with respect to the consideration of those acquisition proposals or acquisition proposals generally. In fact, your advocacy of First Union's consideration of the Corporex and Arbor proposals suggests a lack of commitment on Gotham's part to completing the transactions contemplated by the Merger Agreement, which would provide the greatest benefit to all of First Union's common shareholders. Rather, it suggests that Gotham's primary interest is in encouraging the Board of Trustees to agree to a transaction that would provide a demonstrably lesser benefit to First Union's common shareholders but would require First Union to pay Gotham's costs and expenses incurred in connection with the Merger Agreement, which you have asserted at various times to us or our counsel to be anywhere from $8 million to $15 million, or $0.23 to $0.43 per common share. The Board believes it would be a breach of our fiduciary duty to the shareholders to engage in a transaction that would transfer that much of the shareholders' money to Gotham, but provide the rest of the common shareholders with far less than the $2.33 per share to be paid under the Merger Agreement.

      The Board of Trustees is aware of its responsibility to oversee the management of the assets of First Union for the benefit of the shareholders and, in that regard, the Board has been working closely with First Union's management team to find ways to reduce First Union's expenses, which should help the post-merger Gotham Golf Corp., as the surviving corporation, meet any net worth requirements imposed by Wachovia in consenting to the Merger. To that end, First Union has over the last few months reduced various administrative costs relating to rent and insurance, significantly reduced the substantial outside management fees incurred with respect to VenTek International and, to the extent possible, reduced professional fees not associated with the Merger. We continue to believe, however, that the more significant matters that would affect the surviving entity's net worth are Gotham-related matters about which we have no current information, such as the current value of the Gotham Golf business and the potential success of the subscription rights offering for Gotham Golf Corp. common shares. If you were to share with us current financial information about the Gotham Golf business we would be in a better position to assess the likelihood of obtaining an updated consent from Wachovia. In that regard, we note that Gotham Golf Corp. has not filed with the SEC the Annual Report on Form 10-K that it was required by law to file not later than March 31, 2003.

      Contrary to your view, we do not believe that it is appropriate at this time for First Union to conduct either a tender offer for its senior debt or any repurchase of its common shares. Your


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William A. Ackman
May 6, 2003
Page 3

right to request First Union to take certain actions pursuant to Section 7.01(b) of the Merger Agreement is expressly "subject to applicable law and the fiduciary duties of the Company's Board of Trustees" [emphasis added]. As you know, the senior debt comes due in less than six months, and it currently trades at a premium to par. The combination of the expense of conducting a tender offer for the debt and the need to pay a substantial premium for debt that First Union will pay at par upon maturity in October of this year cannot be cost-justified. Such a program would result in a needless transfer of shareholders' equity to the senior debt holders and various service providers. Further, a tender offer for common shares at this time would be inconsistent with and require a substantive revision to the shareholder-approved Merger Agreement, would be prohibitively expensive and, with the required SEC review, would almost assuredly take an excessive amount of time to complete. While the Board could authorize an open-market share repurchase program without SEC pre-clearance, in your letter you did not specify a maximum price per common share for share repurchases. Accordingly, the Board is not able to consider fully whether it has fiduciary obligations and what they might be with respect to such a program undertaken at Gotham's direction. I should note that, given the restraints on open-market repurchase programs imposed by SEC Rule 10b-18 and First Union's thin trading volume, an open-market repurchase program is not likely to result in the repurchase of many common shares at attractive prices and, therefore, is unlikely to result in any substantial increase in First Union's net asset value per common share. It is also unclear what implications, if any, such repurchases would have on the ongoing litigation.

      Your request, given its timing, vagueness and context, has caused the Board to speculate whether it was made in complete good faith or whether you may be attempting to construct artificial circumstances in order to set up an alleged breach by us of the Merger Agreement so that you can attempt to terminate it and try to collect your excessive expenses from First Union's shareholders. We would hope the latter is not the case, but if it is, First Union will not fall into that trap.

      The tone of your recent communications with First Union suggests to the Board that Gotham Partners and Gotham Golf Partners are no longer willing, and perhaps are no longer able, to carry through with their obligations under the Merger Agreement. Indeed, based on various reports in the news media, it appears that Gotham Golf Partners may be in breach of a number of its representations and warranties in the Merger Agreement, including those contained in Sections
5.07 and 5.11, and that Gotham Partners and Gotham Golf Partners may not be able to satisfy the conditions to closing under the Merger Agreement.

      In contrast, First Union continues to be fully committed to performing its obligations under the Merger Agreement and to obtaining the benefits to all its shareholders provided by that agreement. However, if Gotham has reason to believe that the transactions contemplated by the Merger Agreement cannot be consummated, it does not make sense for the parties to the Merger Agreement to continue to expend time and money pursuing the impossible. If the Merger Agreement were terminated, the Board of Trustees would be able, once again, to consider all of


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William A. Ackman
May 6, 2003
Page 4

its options to maximize the value of First Union for all of its shareholders. As I have said before, I believe our Board would be inclined to evaluate seriously a mutually agreeable termination of the Merger Agreement with full releases to all parties.

      Please contact me if you have any interest in pursuing this discussion.

                                     Cordially yours,



                                     By: /s/ Daniel J. Altobello
                                         ---------------------------
                                             Daniel J. Altobello, Chair
                                             Special Committee of the Board of
                                             Trustees

cc:   David S. Klafter
      Adam O. Emmerich
      Thomas H. McCormick
      Thomas J. Plotz
      F. Ronald O'Keefe
      Neil Koenig


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